Exhibit 99.1

For further information contact:
Steve Bono (COM) 630.663.2150
Ernie Mrozek (CFO) 901.766.1268
Marty Ketelaar (INV) 901.597.8847

Clayton, Dubilier & Rice:
Thomas Franco 212.407.5225

FOR IMMEDIATE RELEASE
June 28, 2007

SERVICEMASTER SHAREHOLDERS APPROVE MERGER AGREEMENT

MEMPHIS, Tennessee, June 28, 2007 — The ServiceMaster Company (NYSE: SVM) announced that shareholders voted at a special shareholder meeting held today to approve the merger agreement providing for the acquisition of ServiceMaster by ServiceMaster Global Holdings, Inc. (formerly CDRSVM Topco, Inc.), a corporation formed by a fund managed by Clayton, Dubilier & Rice, Inc. ServiceMaster said that approximately 67 percent of the outstanding shares entitled to vote at the special meeting, representing approximately 99 percent of votes cast for this proposal, were voted in favor of the merger agreement.  The shareholder vote satisfies a condition to the completion of the transaction, which remains subject to satisfaction of regulatory approvals and other customary closing conditions.  As previously disclosed, it is expected that the transaction will close early in the third quarter.

About ServiceMaster

ServiceMaster currently serves residential and commercial customers through a network of over 5,500 company-owned locations and franchised licenses.  The Company’s brands include TruGreen, TruGreen LandCare, Terminix, American Home Shield, InStar Services Group, ServiceMaster Clean, Merry Maids, Furniture Medic, and AmeriSpec. The core services of the Company include lawn care and landscape maintenance, termite and pest control, home warranties, disaster response and reconstruction, cleaning and disaster restoration, house cleaning, furniture repair, and home inspection.

About Clayton, Dubilier & Rice, Inc.

Clayton, Dubilier & Rice, Inc. (CD&R) is a leading private equity investment firm that has earned consistent, superior investment returns using an integrated operational and financial approach to building and growing portfolio businesses. Since its founding in 1978, CD&R has managed investments of over $8 billion in 39 U.S. and European subsidiaries or divisions of large multi-business corporations with revenues exceeding $40 billion, representing an aggregate transaction value of over $40 billion. CD&R is based in New York and London. For more information about CD&R, visit www.cdr-inc.com.